UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 26, 2006

Date of Report (Date of earliest event reported)

RADVIEW SOFTWARE LTD.

(Exact name of registrant as specified in its charter)

Israel	0-31151	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 New England Executive Park, Burlington, MA 01803

(Address of principal executive offices)

(781) 238-1111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement

On January 26, 2006, RadView Software Ltd. (the “Company”) and Fortissimo Capital Fund GP LP on behalf of several limited partnerships in which it serves as general partner and other potential co-investors (the “Investors”) entered into a bridge loan agreement that provides for up to $500,000 of loans (the “Bridge Loans”), as the initial part of a potential investment transaction (the “Investment”) subject to the term sheet (the “Term Sheet”) described in Item 8.01 of this Form 8-K.  The Investors are required to provide $200,000 of the Bridge Loans within a few days of execution of the Bridge Loan agreement, with the remaining $300,000 to be provided on an as-needed basis subject to approval of the Investors and compliance by the Company with an approved budget.  The Bridge Loans will bear interest at 8.0% per annum and are secured by a fixed charge on the Company’s accounts receivables and intellectual property and a floating charge on all of the Company’s assets.

The Bridge Loans will be subject to the terms and conditions of the convertible loan portion of the Investment if the Investment provided for in the Term Sheet closes.   If the parties do not enter into a definitive agreement related to this Investment within 30 days of entering into the Term Sheet, the Bridge Loans will become due and payable within 60 days of notice by either party of an intention to terminate negotiations with respect to the Investment.

Item 8.01                     Other Events.

On January 12, 2006, the Company and the Investors entered into the Term Sheet that sets forth the proposed terms of an Investment by the Investors in preferred shares and convertible debt of the Company.

The Term Sheet provided, in part, for the Bridge Loans describe in Item 1.01 of this Form 8-K.

The Term Sheet also provides for the issuance of up to $3,000,000 of the Company’s preferred shares at a price of $0.03 per share, with a minimum investment of $750,000 payable within 14 days of approval by the Company’s shareholders.  Any additional purchases of preferred shares would be at the sole discretion of the Investors within 18 months of closing.  Each preferred share would be convertible into one ordinary share of the Company, subject to adjustment for anti-dilution events.  Each preferred share would receive the same voting rights as ordinary shares, except preferred shares would be entitled to elect the majority of the Company’s board of directors and have approval rights over specified actions.  Each preferred share would be entitled to a preference in liquidation over the Company’s ordinary shares.  The Term Sheet also provides 100% warrant coverage to the Investors with warrants to purchase additional preferred shares at an exercise price of $0.04 per share for a period of five years.

The Term Sheet also provides for the issuance of a convertible loan in the principal amount of $250,000 payable to the Company no later than April 17, 2006 (the “Convertible Loan”).  The principal balance of the Bridge Loans also will become part of the Convertible Loan at the closing of the Investment.  The Convertible Loan will bear interest at 8.0% per annum.  The Convertible Loan plus, at the election of the Investors, any accrued interest thereon, would be convertible into preferred shares of the Company at a price of $0.03 per share.  The Convertible Loan would mature on April 17, 2009, and if not converted by such date, would become due and payable 30 days thereafter.

The provisions of the Term Sheet are subject to, among other things, satisfactory completion of financial and legal due diligence by the Investors, approval by the investment committee of the Investors, filing of amended articles of association establishing the rights and preferences of the preferred shares, negotiation of definitive agreements, and approval by the Company’s shareholders.

There can be no assurance that the Company will enter into definitive agreements with the Investors or that even if agreements are entered into that the Investment transaction will close.  Failure to close the Investment transaction would likely result in the Company not being able to continue as a going concern.  Even if the Investment transaction were to close, there is no assurance as to the amounts that the Investors will elect to invest or that the amounts invested will enable the Company to continue to operate for any specific period of time.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADVIEW SOFTWARE LTD.

Date: January 31, 2006	/s/ CHRISTOPHER DINEEN
Christopher Dineen
Chief Financial Officer